UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2007 (September 17, 2007)

Rancher Energy Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-51425	98-0422451
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

999-18th Street, Suite 3400, Denver, Colorado 80202
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code (303) 629-1125

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On September 17, 2007, Rancher Energy Corp. (the “Company”) issued 2,467,484 shares of its common stock to existing stockholders who were investors in the Company’s December 2006 and January 2007 private placement. Pursuant to the terms of the registration rights agreement, dated December 21, 2006, which was filed with the Securities and Exchange Commission (the “SEC”) as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on December 27, 2006, the Company is obligated to make certain payments to the holders of the registrable securities issued in that private placement if the registration statement filed in conjunction with the private placement has not been declared effective by the SEC within 150 days of the closing of the private placement and every 30 days thereafter until the registration statement is declared effective. The amount due on each applicable date is 1% of the aggregate purchase price or $794,000, which can be paid by the Company in shares of its common stock under certain conditions. The closing occurred on December 21, 2006. The number of shares issued on September 17, 2007 was based on the payment amount of $794,000 divided by approximately $0.32 per share, which equals 90% of the volume weighted average price of the Company’s shares of common stock for the 10 trading days immediately preceding September 17, 2007, the payment due date, pursuant to the terms of the registration rights agreement. The Company has made a series of prior payments in shares of its common stock under the above terms as more fully described in the Company’s Current Reports on Form 8-K, which have been previously filed with the SEC.

The shares of the Company’s common stock issued as described in this Item 3.02 were issued pursuant to Rule 506 of Regulation D (“Regulation D”), promulgated under Section 4(2) of the Securities Act of 1933, as amended. Each of the stockholders referenced above represented to the Company as part of the December 2006 and January 2007 private placement that such stockholder is an “accredited investor” as defined in Rule 501 of Regulation D and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transaction described herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RANCHER ENERGY CORP.

Signature:   /s/ John Works
Name:  John Works
Title:    President and Principal Executive Officer

Dated: September 18, 2007